EXHIBIT 4.82

Termination Agreement

This Agreement is executed on January 16, 2006 by and between:

Party A: Lahiji Vale Limited (hereinafter referred to as “Party A”)

Registered Address: P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands

Party B: Wang Xiu Ling (hereinafter referred to as “Party B”)

Address: No.101, Unit 3, Building 7, Wu Sheng Bystreet (E), Chaoyang District, Beijing

Whereas:

1.	The creditor and the borrower executed a Loan Agreement (hereinafter referred to as the “Trust Contract”) on January 19, 2005.

2.	Party A and Party B wish to terminate the said Trust Contract.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Trust Contract, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Trust Contract valid, the rights and obligations of Party A and Party B under the Trust Contract shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Lahiji Vale Limited

Name:	Wang Lei Lei
Title:	Legal Representative

Wang Xiu Ling

Signature:

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